Exhibit 99.1

PHOTOWORKS 1ST QUARTER DIGITAL REVENUE UP 44%

Total sales rise for the first time in eight years

SEATTLE—Feb. 15, 2007--PhotoWorks(R), Inc. (OTCBB: PHTW), a leading Internet-based digital photo-publishing company, today reported results for the first quarter of fiscal year 2007 ended December 31, 2006.

➢	Digital revenue increased	44%

➢	Non print revenue increased to	83% of overall revenue

➢	Average dollars per customer	$64.28

➢	Average dollars per order	$42.73

"This achievement is more evidence that our strategy of returning the company to significant growth is working well, as it’s the first quarter in more than eight years that a fiscal first quarter - our big seasonal quarter - had revenue greater than the comparable quarter of the prior year,” said Andy Wood, President and CEO of PhotoWorks. “That fact, combined with our increase in order sizes and volumes in high margin products, such as photo books, cards, calendars and keepsakes, demonstrate the success of PhotoWorks’ philosophy of giving customers new, more sophisticated and creative ways to express themselves, indulge their passions and preserve their digital memories.”

For the 1st quarter for 2007:

Digital revenue totaled $3.3 million, an increase of 44% from $2.3 million in the 1st quarter of 2006. Traditional film processing revenue totaled $933,000, a 43.1% decline from $1.6 million. Total net revenue of $4.3 million was up by almost 8% over the same quarter last year, when net revenue totaled $4.0 Million.

More than 83% of PhotoWorks’ revenue was driven from the sale of non-print products, such as customer created books, cards and calendars. In addition, average dollars per customer was $65.28 and average dollars per order was $42.73.

The Company reported a net loss of $2.3 million compared to a net loss of $328,000 in the first quarter of fiscal year 2006. The majority of the loss reported for the 1st quarter of 2007 was due to a non-recurring, non-cash beneficial conversion of $1.8 million as a consequence of a bridge note converting to stock during the quarter.

About PhotoWorks, Inc.

PhotoWorks(R), Inc. is an Internet-based digital photo-publishing company. The company's web-based services allow PC and Mac users to create hardbound photo books, customized greeting cards, calendars, prints and other photography-sourced products straight from their computers. Formerly known as Seattle Film Works, PhotoWorks has a 30-year national heritage of helping photographers share and preserve their memories with innovative and inspiring products and services. More information on the Company is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

PhotoWorks(R) is a trademark of PhotoWorks, Inc.

(more)

PHOTOWORKS, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31,	September 30,
ASSETS	2006	2006
	(Unaudited)	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$4,797	$825
Employee advances	-	3
Short-term vendor receivable	78	95
Inventories	192	183
Prepaid expenses	158	146

TOTAL CURRENT ASSETS	5,225	1,252

PROPERTY AND EQUIPMENT, NET	449	383

OTHER ASSETS
Long-term vendor receivable	95	95
Lease deposits	24	24

TOTAL OTHER ASSETS	119	119

TOTAL ASSETS	$5,793	$1,754

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$2,186	$1,133
Accrued compensation	207	370
Other accrued expenses	194	179
ITC penalty, current portion	201	201
Deferred revenues	271	227

TOTAL CURRENT LIABILITIES	3,059	2,110

LONG-TERM LIABILITIES

ITC penalty, non-current portion	250	250
Capital lease obligations, net of current portion	-	-
Debentures Payable	-	1,274
Debenture interest	-	115

TOTAL LONG-TERM LIABILITIES	250	1,639

TOTAL LIABILITIES	3,309	3,749

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 2,000,000 shares authorized
$0.01 per value, 0 shares issued and outstanding
Common stock, 101,250,000 shares authorized,
$0.01 par value; 39,440,042 and 19,799,922 shares
issued and outstanding, respectively	394	198
Additional paid-in capital	32,622	26086
Accumulated deficit	(30,532)	(28,279)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	2,484	(1,995)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/DEFICIT	$5,793	$1,754

The accompanying condensed notes are an integral part of these interim consolidated financial statements.

(more)

PHOTOWORKS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
	Three Months Ended

	December 31, 2006 (Unaudited)	December 24, 2005 (Unaudited)

REVENUES
Digital	$ 3,344	$ 2,323
Film	933	1,641

TOTAL REVENUES	$ 4,277	$ 3,964

COST OF GOODS AND SERVICES
Digital	1,966	1,095
Film	489	1,136

TOTAL COST OF GOODS AND SERVICES	2,455	2,231

GROSS PROFIT	1,822	1,733

OPERATING EXPENSES
Sales and marketing	1,034	1,223
Engineering	561	450
General and administrative	526	380

TOTAL OPERATING EXPENSES	2,121	2,053

LOSS FROM OPERATIONS	(299)	(320)

OTHER INCOME (EXPENSE)
Interest Income	23	3
Benefit conversion/non-cash Interest	(1,790)
Stock option valuation	(107)	(51)
Depreciation	(73)	(10)
Other income (expense), net	(7)	50

TOTAL OTHER INCOME (EXPENSE)	(1,954)	(8)

LOSS BEFORE INCOME TAXES	(2,253)	(328)

INCOME TAX	-	-

NET LOSS	$ (2,253)	$ (328)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$ 0.06	$ 0.02

WEIGHTED AVERAGE NUMBER OF COMMON
STOCK SHARES OUTSTANDING, BASIC AND DILUTED	39,440,042	19,794,672

The accompanying condensed notes are an interim part of these interim consolidated financial statements.

MEDIA CONTACT:

Hal Bienstock

Maloney & Fox

646.356.8307

hbienstock@maloneyfox.com